                                                                   Exhibit 10.15


                            ASSET PURCHASE AGREEMENT

                                  by and among

                                David P. Lanoha

                                  as "Seller"

                             RSC Acquisition Corp.

                                   as "Buyer"

                           Rental Service Corporation

                                  as "Parent"

                                      and

                         Zuni Rental Enterprises L.L.C.

                                as the "Company"

                                October 6, 1997

                            ASSET PURCHASE AGREEMENT
                               TABLE OF CONTENTS

                                                                                  Page
ARTICLE I.  DEFINITIONS..........................................................    1

 1.1. Defined Terms..............................................................    1
 1.2. Other Defined Terms........................................................    6

ARTICLE II.  PURCHASE AND SALE OF ASSETS.........................................    7

 2.1. Transfer of Assets.........................................................    7
 2.2. Assumption of Liabilities..................................................    7
 2.3. Excluded Liabilities.......................................................    7
 2.4. Purchase Price.............................................................    8
 2.5. Holdback...................................................................    9
 2.6. Closing Costs; Transfer Taxes and Fees.....................................   10
 2.7. Closing of Books; Benefits and Risks of Ownership..........................   10
 2.8. Effective Control Balance Sheet; Dividends; Net Worth......................   10

ARTICLE III.  CLOSING............................................................   11

 3.1. Closing....................................................................   11
 3.2. Conveyances at Closing.....................................................   11

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF DAVID P. LANOHA AND THE COMPANY...   12

 4.1. Organization of the Company................................................   12
 4.2. Authorization..............................................................   12
 4.3. No Violation...............................................................   12
 4.4. Capitalization.............................................................   13
 4.5. Related Entities...........................................................   13
 4.6. Equipment and Other Assets; Absence of Encumbrances........................   14
 4.7. Assets.....................................................................   14
 4.8. Facilities.................................................................   14
 4.9. Contracts and Commitments..................................................   14
 4.10. Permits...................................................................   15
 4.11. Financial Statements......................................................   16
 4.12. Books and Records.........................................................   16
 4.13. Litigation................................................................   16
 4.14. Labor Matters.............................................................   16
 4.15. Compliance with Law.......................................................   16
 4.16. No Brokers................................................................   17
 4.17. No Other Agreements to Sell the Company...................................   18

                                                                                  Page
 4.18. Proprietary Rights........................................................   17
 4.19. Tax Matters...............................................................   18
 4.20. Accounts Receivable.......................................................   19
 4.21. Inventory.................................................................   19
 4.22. Employees and Employee Benefits...........................................   19
 4.23. Compliance With Environmental Laws........................................   23
 4.24. Liabilities...............................................................   26
 4.25. Insurance.................................................................   26
 4.26. Conduct of the Business...................................................   27
 4.27. Knowledge.................................................................   27

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT...................   28

 5.1. Organization of Buyer and Parent...........................................   28
 5.2. Authorization..............................................................   28
 5.3. No Conflict or Violation...................................................   28
 5.4. Consents and Approvals.....................................................   29

ARTICLE VI.  COVENANTS OF BUYER, THE COMPANY AND SELLER..........................   29

 6.1. Further Assurances.........................................................   29
 6.2. No Solicitation............................................................   29
 6.3. Notification of Certain Matters............................................   30
 6.4. Access to Information......................................................   30
 6.5. Conduct of Business........................................................   30
 6.6. Guarantee..................................................................   31
 6.7. Employee Matters...........................................................   31
 6.8. [RESERVED].................................................................   31
 6.9. Environmental Assessments and Remediation..................................   31
 6.10. Registration Rights.......................................................   33
 6.11. Cooperation Regarding Dealerships.........................................   34
 6.12. Use of Name and Telephone Numbers.........................................   34
 6.13. 1997 Tax Returns..........................................................   34

ARTICLE VII.  CONDITIONS TO COMPANY'S OBLIGATIONS................................   34

 7.1. Representations, Warranties and Covenants..................................   34
 7.2. No Proceedings, Litigation or Laws.........................................   34
 7.3. Certificates...............................................................   35
 7.4. Other Conditions...........................................................   35
 7.5. Consents...................................................................   35
 7.6. Other Transactions.........................................................   35

ARTICLE VIII.  CONDITIONS TO BUYER'S OBLIGATIONS.................................   35

 8.1. Representations, Warranties and Covenants..................................   35

                                                                                   Page
 8.2. Consents...................................................................   35
 8.3. No Proceedings or Litigation...............................................   36
 8.4. Opinion of Counsel.........................................................   36
 8.5. Certificates...............................................................   38
 8.6. Conveyancing Documents; Release of Encumbrances............................   38
 8.7. Completion of Environmental Remediation....................................   38
 8.8. Tax Clearance Certificate..................................................   38
 8.9. Employment and Non-Competition Agreements..................................   38
 8.10. Release of Encumbrances...................................................   38
 8.11. Board Approval............................................................   38
 8.12. Documents.................................................................   38
 8.13. Schedules and Due Diligence Review........................................   38
 8.14. No Material Adverse Change................................................   39
 8.15. Other Transactions........................................................   39

ARTICLE IX.  CONSENTS TO ASSIGNMENT; RISK OF LOSS................................   39

 9.1. Consents to Assignment.....................................................   39
 9.2. Risk of Loss...............................................................   39

ARTICLE X.  ACTIONS BY SELLERS AND BUYER AFTER THE CLOSING.......................   40

 10.1. Books and Records; Tax Examinations.......................................   40
 10.2. Payment of Liabilities....................................................   40
 10.3. Survival of Representations, Etc..........................................   40
 10.4. Indemnifications..........................................................   41
 10.5. Further Action............................................................   43

ARTICLE XI.  MISCELLANEOUS.......................................................   44

 11.1. Termination...............................................................   44
 11.2. Assignment................................................................   44
 11.3. Notices...................................................................   45
 11.4. Choice of Law.............................................................   46
 11.5. Entire Agreement; Amendments and Waivers..................................   46
 11.6. Multiple Counterparts.....................................................   46
 11.7. Expenses..................................................................   46
 11.8. Invalidity................................................................   46
 11.9. Titles....................................................................   46
 11.10. Publicity; Confidentiality...............................................   46
 11.11. Remedies.................................................................   47
 11.12. Arbitration..............................................................   47
 11.13. Seller Representative....................................................   47

ARTICLE XII.  SPECIAL PROVISIONS.................................................   47

                           ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement, dated as of October 6, 1997 (the "Agreement"), is by and among RSC Acquisition Corp., a Delaware corporation, ("Buyer"), Rental Service Corporation, a Delaware corporation ("Parent"), David
P. Lanoha ("Seller") and Zuni Rental Enterprises L.L.C. (herein the "Company").

                                    RECITALS
                                    --------

          A. The Company is engaged in the business of equipment rentals and sales, operating under the Center Rental name .

          B. Seller owns, of record and beneficially, a majority of the issued and outstanding membership units of the Company ("Memberships").

          C. The Company owns certain assets which it uses in its conduct of the Business.

          D. Buyer desires to purchase from the Company, and the Company desires to sell to Buyer, such assets upon the terms and subject to the conditions of this Agreement (the "Purchase").

                                   AGREEMENT
                                   ---------

          NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.


                                  DEFINITIONS
                                  -----------

     1.1  Defined Terms. As used herein, the terms below shall have the
          -------------
following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "Affiliate" shall have the meaning set forth in the Exchange Act.
           ---------

          "Agreement" shall have the meaning specified in the first paragraph of
           ---------
this Agreement.

          "Ancillary Agreements" shall mean the Employment and Non-Competition
           --------------------
Agreements to be entered into with David Lanoha, Jack Markle and Doug Bonnettete, substantially in the forms attached as exhibits to the Related Purchase Agreements and such other agreements mutually agreed to be necessary or desirable to consummate the transactions contemplated hereby.

          "Assets" shall mean all of the right, title and interest of the
           ------
Company in and to the business, properties, assets and rights of any kind, whether tangible or intangible, and constituting, or used or useful in connection with, or related to, the Business, including without limitation all of the Company's right, title and interest in the following:

          1. all rights of the Company under the Assumed Contracts;
          2. all rental and non-rental Equipment related to the Business;
          3. all Inventory related to the Business;
          4. all current and fixed assets;
          5. all cash and cash equivalents (including short-term investments);
          6. all Books and Records related to the Business;
          7. all Proprietary Rights related to the Business;
          8. to the extent transferable, all Permits related to the Business;
          9. all computers and, to the extent transferable, software used in the Business;
          10. all utility deposits;

          11. all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, display units, telephone and facsimile numbers and purchasing records related to the Business;

          12. all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to the Company pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees (i) are not required by the Company to fulfill its obligations under this Agreement and (ii) are assignable;

          13. all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by the Company on or prior to the Closing Date;

          14. all accounts receivable;

          15. all Open Rental Contracts and customer deposits made in connection therewith (including, without limitation, deposits made in the form of cash, check, or a preliminary charge on a credit or debit card); and

          16. the Company's prepayments and prepaid expenses.

          "Assumed Leases" shall mean the Leases of the Facilities listed on
           --------------
Schedule 4.8.

          "Balance Sheet" shall mean the balance sheet of the Company as of the
           -------------
Balance Sheet Date.

          "Balance Sheet Date" shall mean August 31, 1997.
           ------------------

          "Books and Records" shall mean (a) all records and lists pertaining to
           -----------------
the Business, customers, suppliers or personnel of the Company, (b) all product, business and marketing plans of the Company and (c) all books, ledgers, subledgers, trial balances, files, reports, plans, drawings and operating records of every kind maintained by the Company.

          "Business" shall mean the Company's equipment rental and sales
           --------
business.

          "Buyer" shall have the meaning specified in the first paragraph of
           -----
this Agreement.

          "Closing Date" shall mean November 28, 1997, or such later date before
           ------------
January 31, 1998 on which the parties otherwise agree.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and
           ----
the rules and regulations thereunder.

          "Commission" shall mean the Securities and Exchange Commission.
           ----------

          "Company" shall have the meaning specified in the first paragraph of
           -------
this Agreement.

          "Contract" shall mean any agreement, contract, note, factoring
           --------
agreement, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, lease, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which the Company is a party or is bound and which relates to the Business or Assets, whether oral or written.

          "Effective Control Balance Sheet" shall mean the balance sheet of the
           -------------------------------
Company at October 31, 1997.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge,
           -----------
easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Equipment" shall mean all of the rental and non-rental furniture,
           ---------
fixtures, furnishings, machinery, automobiles, trucks, spare parts, tools, supplies, shop equipment, equipment and other tangible personal property owned by the Company.

          "ERISA" shall mean the Employee Retirement Income Security Act of
           -----
1974, as amended.

          "Escrow Agent" shall mean the Chase/Mellon Trust Company or another
           ------------
entity designated by Buyer and the Seller Representative to act as escrow agent under the Escrow Agreement.

          "Escrow Agreement" shall mean that certain Escrow Agreement dated as
           ----------------
of the Closing Date by and among Buyer, Seller Representative and the Escrow Agent, substantially in the form attached hereto as an Exhibit.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as
           ------------
amended, and the rules and regulations promulgated thereunder.

          "Facilities" shall mean the rental yards, stores, offices, maintenance
           ----------
and storage facilities, shops, warehouses, improvements and other structures, together with all related fixtures and improvements, which are used (or will be used) in the conduct of the Business, located at or on the Leased Real Property.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act
           -------
of 1976, as amended.

          "Financial Statements" shall mean the Balance Sheet and the related
           --------------------
statement of operations of the Company for the 10 month period ended on the Balance Sheet Date.

          "Inventory" shall mean all of the Company's inventory held for resale
           ---------
and all of the Company's new repair or replacement parts, supplies and packaging items and similar items with respect to the Business, in each case wherever the same may be located.

          "Leased Real Property" shall mean all real property leased by the
           --------------------
Company, including without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

          "Material Adverse Effect" or "Material Adverse Change" shall mean with
           -----------------------      -----------------------
respect to the Business or the Assets any significant and substantial adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, liabilities or operations of the Business or the Assets or on the ability of the Seller or the Company to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a "Material Adverse Effect" or "Material Adverse
                                   -----------------------      ----------------
Change."   "Material", when used as an adjective, refers to something the
-------
existence or absence of which, as the context requires, would have a Material Adverse Effect.

          "Memberships" shall mean all of the issued and outstanding membership
           -----------
units of the Company.

          "New Leases" shall mean the leases of the Omaha and Olathe facilities.
           ----------

          "Open Rental Contracts" shall mean (i) all Contracts pursuant to which
           ---------------------
the Company has rented Equipment and, as of the Closing Date, the rentee under each such Contract is still in possession of such Equipment and (ii) all Contracts under which the rentee has returned the Equipment but has not yet been invoiced.

          "Owned Real Property" shall mean all real property owned in fee by the
           -------------------
Company which is used in the conduct of the Business.

          "Parent" shall mean Rental Service Corporation, a Delaware
           ------
corporation.

          "Permits" shall mean all licenses, permits, franchises, approvals,
           -------
authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of, the Business.

          "Related Entity" shall mean any corporation, partnership, trust or
           --------------
other organization in which the Company or any of its Affiliates has a material interest, including, without limitation, Rent-It-Center, Inc. d/b/a Center Rental and Sales, Inc., Center Rental & Sales/Omaha, LLC and Lanoha Leasing Limited Liability Company.

          "Related Purchase Agreements" shall mean the two other asset purchase
           ---------------------------
agreements with Center Rental & Sales/Omaha, LLC and Lanoha Leasing Limited Liability Company and the stock purchase agreement pursuant to which the Related Purchase Transactions are consummated.

          "Related Purchase Transactions" shall mean the purchases by the Buyer
           -----------------------------
of (i) all of the assets of Center Rental & Sales/Omaha, LLC and Lanoha Leasing Limited Liability Company pursuant to the two asset purchase agreements with Center Rental & Sales/Omaha, LLC and Lanoha Leasing Limited Liability Company and (ii) all of the issued and outstanding shares of capital stock of Rent-It-Center, Inc. d/b/a Center Rental and Sales, Inc.

          "Rental and Non-Rental Asset Listing" shall mean the assets reflected
           -----------------------------------
on the Balance Sheet and rental items that exist in the equipment inventory as of August 31, 1997.

          "Rental Ready" shall mean that all required maintenance has been
           ------------
performed and that the equipment does not require any repairs in excess of $100,000 in the aggregate for the Company and all Related Entities.

          "Representative" shall mean any officer, director, principal,
           --------------
attorney, agent, employee or other representative.

          "Securities Act" shall mean the Securities Act of 1933, as amended,
           --------------
and the rules and regulations promulgated thereunder.

          "Seller" shall have the meaning specified in the first paragraph of
           ------
this Agreement.

          "Seller Representative" shall mean David Lanoha, whom Seller has
           ---------------------
irrevocably made, constituted and appointed their agent pursuant to Section
11.13 hereof.

          "Tax" shall mean any federal, state, local, foreign or other tax,
           ---
levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

          "Year-End Balance Sheets" shall mean the balance sheet of the Company
           -----------------------
at each of October 31, 1994, 1995 and 1996.

          "Year-End Financial Statements" shall mean the Year End Balance Sheet
           -----------------------------
dated as of October 31, 1994, 1995 and 1996, and the related statements of operations of the Company for the fiscal years then ended.

     1.2. Other Defined Terms. The following terms shall have the meanings
          -------------------
defined for such terms in the Sections set forth below:

Term                                  Section
----                                  -------

Actions                                   4.13
Assumed Contracts                          4.9
Assumed Liabilities                        2.2
Assumption Document                    3.2.2.2
Benefit Arrangement                     4.22.1
Cash Purchase Price                        2.4
Claim                                   10.4.4
Claim Notice                            10.4.4
Closing                                    3.1
Consultant                               6.9.1
Damages                                 10.4.1
Employee Plans                          4.22.1
Environmental Laws                      4.23.2
Environmental Assessments                6.9.1
ERISA Affiliate                         4.22.1
Excluded Liabilities                       2.3
GAAP                                      4.11
Hazardous Substance                   4.23.1.3
Holdback Amount                          2.5.1
Missing Inventory                        2.4.3
Multiemployer Plan                      4.22.1
PBGC                                    4.22.1
Pension Plan                            4.22.1
Parent Common Stock                        2.4



Proposed Acquisition Transaction           6.2
Proprietary Rights                      4.18.1
Purchase Price                             2.4
Release                               4.23.1.2
Remediation Standard                     6.9.2
Required Remediation                     6.9.2
Retained Employees                         6.7
Seller Representative                  11.13.1
Welfare Plan                            4.22.1

                                  ARTICLE II.



                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

     2.1. Transfer of Assets. Upon the terms and subject to the conditions
          -------------------
contained herein, at the Closing, the Company will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from the Company, the Assets.

     2.2. Assumption of Liabilities. Upon the terms and subject to the
          --------------------------
conditions contained herein, at the Closing, Buyer shall assume (i) all accounts payable, current notes payable, customer rental deposits, accrued expenses, taxes payable, other current liabilities, and long-term debt reflected on the Effective Control Balance Sheet and (ii) all obligations and liabilities accruing, arising out of, or relating to events or occurrences happening after October 31, 1997 under, and only under, the Assumed Contracts listed on Schedule
4.9 and the Assumed Leases listed on Schedule 4.8, but not including any obligation or liability for any breach of any Contract or Lease occurring on or prior to October 31, 1997 ((i) and (ii) together, the "Assumed Liabilities").

     2.3. Excluded Liabilities. Notwithstanding any other provision of this
          ---------------------
Agreement, except for the Assumed Liabilities expressly specified in Section 2.2, Buyer shall not assume, or otherwise be responsible for, any of the Company's liabilities or obligations, whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, or related or unrelated to the Business or the Assets, arising out of occurrences on or prior to, the Closing Date (collectively, "Excluded Liabilities"), which Excluded Liabilities include, without limitation:

          2.3.1. Except as provided in Section 6.9, any liability or obligation to or in respect of any employees or former employees of the Company including without limitation (i) any employment agreement, whether or not written, between the Company and any person, (ii) any liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to the Company or under which the Company may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to the Company's withdrawal or partial withdrawal from or termination of any Employee Plan and (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

          2.3.2. Any liability or obligation of the Company in respect of any Tax which is not adequately reflected for on the Effective Control Balance Sheet;

          2.3.3. Any liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products sold or services performed by or on behalf of the Company or any other person or entity on or prior to the Closing Date, or arising from any other cause, including without limitation any liabilities arising (on a date of occurrence basis or otherwise) on or prior to the Closing Date relating to the use or misuse of Equipment or to traffic accidents;

          2.3.4. Any liability or obligation of the Company arising out of or related to any Action against the Company or any Action which adversely affects the Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date;

          2.3.5. Any liability or obligation of the Company resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any liability or obligation of the Company pursuant to Article X hereof);

          2.3.6. Any liability or obligation related to the Facilities, except for those expressly set forth in the Assumed Leases; and

          2.3.7. Any liability or obligation arising out of CERCLA, any equivalent state statute, or any other Environmental Law arising out of occurrences on or prior to the Closing Date, except as otherwise provided herein.

     2.4. Purchase Price. At the Closing, upon the terms and subject to the
          ---------------
conditions set forth herein, Buyer shall pay to the Company in consideration for the Assets, the aggregate amount of (i) Fifteen Million Six Hundred Thirteen Thousand and Five Hundred Dollars ($15,613,500), subject to adjustment as set forth in Section 2.4.3 below (the "Cash Purchase Price") payable by wire transfer of immediately available funds to accounts designated by the Company in the amounts as set forth on Schedule 2.4 and (ii) Fifty-One Thousand Six Hundred and Thirty-Six (51,636) shares of Common Stock, par value $.01 per share, of Parent (the "Parent Common Stock"). The cash and shares referred to in clauses
(i) and (ii) are collectively called the "Purchase Price". Any shares of Parent Common Stock paid to the Company will be contributed by Parent to Buyer in a transaction intended to qualify under Section 351 of the Code immediately prior to delivery of such Parent Common Stock to the Company. The Purchase Price shall be allocated among the Assets in the manner required by Section 1060 of the Code and regulations thereunder. Exhibit 2.4 attached hereto sets forth the amount of the Purchase Price allocable to the various Assets; provided that such allocation shall be subject to necessary adjustments, to be completed and reflected in such allocation within 30 days following the Closing Date, on account of the final Inventory and Equipment valuations under Section 2.4.3. Buyer and the Company agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with Exhibit 2.4 and which give effect to any adjustment to the Cash Purchase Price determined in accordance with Section 2.4.3 hereof.

          2.4.1. If between the date of this Agreement and the Closing Date, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares or readjustment, the number of shares of Parent Common Stock issued to the Company pursuant to Section 2.4 shall be proportionately adjusted.

          2.4.2. No fractional shares of Parent Common Stock shall be issued, but in lieu thereof, the Company shall receive from Buyer an amount of cash equal to the product of the fraction of a share of Parent Common Stock to which the Company would otherwise be entitled, multiplied by $23.24.

          2.4.3. On October 25, 1997 (or such other date as the parties agree), the Company will conduct, and Buyer shall observe, a physical inventory of the Company's merchandise inventory, supplies inventory and rental inventory. The Company may participate in or have their representatives participate in or observe such inventory. To the extent that the net book value of any Missing Inventory is greater than $150,000, the Cash Purchase Price will be reduced dollar for dollar by the amount of such shortfall applicable to Inventory owned by the Company. "Missing Inventory" means Inventory shown on the combined perpetual inventory listing of the Company and the Related Entities at October 25, 1997 (or such other date on which the applicable inventory is taken), which is missing or not accounted for in the physical inventory.

     2.5. Holdback
          --------

          2.5.1. The "Holdback Amount" shall be (subject to increase pursuant to Section 6.9.3) Ten Million Dollars ($10,000,000) (which shall also serve as the Holdback Amount in the Related Purchase Transaction) in cash which, at Closing, shall be placed in escrow pursuant to the Escrow Agreement pending the Company's indemnification obligations, if any, as set forth in Section 10.4, and any remediation required under Section 6.9 hereof which is not resolved by the Closing Date. The Escrow Agent will remit to the Company the entire Holdback Amount, net of any amount which Buyer is entitled under the provisions of Sections 6.9 and 10.4 hereof, when such amounts have been determined, all in accordance with the provisions of the Escrow Agreement. In the event of any disagreement between Buyer and the Company regarding the dollar amount of any such indemnification or remediation obligation, Buyer and the Company shall submit such dispute to a third-party arbitrator for binding arbitration pursuant to Section 11.12 of this Agreement. The Company will pay all costs of the escrow.

     2.6. Closing Costs; Transfer Taxes and Fees The Company shall be
          --------------------------------------
responsible for any documentary and transfer taxes and any sales or other taxes (excluding use taxes on equipment constituting registered motor vehicles, which use taxes will be paid one-half by each of the Company and Buyer) imposed by reason of the transfers of Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto. Buyer will pay any licensing fees associated with re-registering motor vehicles. The Company shall pay all costs of obtaining the transfer of existing Permits which may be lawfully transferred. The Company shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2.1, and shall pay the fees and costs of recording or filing all UCC termination statements and other releases of Encumbrances.

     2.7. Closing of Books; Benefits and Risks of Ownership The transactions
          -------------------------------------------------
contemplated by this Agreement shall be deemed effective as of November 1, 1997, and all profits and losses of the Company from and after November 1, 1997, shall be solely for the account of, and inure solely to the benefit or detriment of, Buyer, except as otherwise set forth in this Agreement. The accounting books and records of the Company will be closed as of the close of business on October 31, 1997. Seller shall operate the Company subject to and pursuant to the requirements of this Agreement by, from and after November 1, 1997, until such time as this Agreement is terminated or closed. If this transaction does not close for any reason on or prior to January 31, 1998, and is not extended by agreement of the parties, then the Company shall pay within ten days to the Buyer profits accumulated during the period from November 1, 1997, to the date that the closing is deemed not to occur, but not later than January 31, 1998. If this transaction does not close for any reason on or prior to January 31, 1998 and is not extended by agreement of the parties, then the Buyer shall within ten days pay to the Company all losses accumulated by the Company during the period from November 1, 1997, to the date that the closing is deemed not to occur, but not later than January 31, 1998.

     2.8. Effective Control Balance Sheet; Dividends; Net Worth.
          ------------------------------------------------------

          2.8.1. The Company will prepare the Effective Control Balance Sheet in accordance with GAAP, which Effective Control Balance Sheet will fairly and accurately reflect the assets and liabilities of the Company as of October 31, 1997.

          2.8.2. Without the consent of Buyer, until the Closing Date, the Company or Seller shall not repurchase, sell or transfer any Memberships, make or declare any dividends or make other distributions to members or otherwise take any action restricted under this Agreement.

          2.8.3. The Cash Purchase Price will be reduced dollar for dollar to the extent the aggregate net worths of the Company and other LLC's, the assets of which are being acquired incident to the Related Purchase Transactions, at October 31, 1997 is less than $928,164 in the aggregate.

                                 ARTICLE III.

                                   CLOSING
                                   -------

     3.1. Closing The Closing of the transactions contemplated herein (the
          -------
"Closing") shall be held on the Closing Date at a time and place as the parties shall mutually agree.

     3.2. Conveyances at Closing
          ----------------------

          3.2.1. Company's and Seller's Delivery Obligations. To effect the sale and transfer referred to in Section 2.1 hereof, the Company will, at the Closing, execute and deliver to Buyer:

              3.2.1.1. one or more bills of sale, each in the form of Exhibit
3.2.1.1 attached hereto, conveying in the aggregate all of the Company's owned personal property included in the Assets, free and clear of all Encumbrances;

              3.2.1.2. subject to Section 9.1, Assignments of Contract Rights, each in the form of Exhibit 3.2.1.2 attached hereto, with respect to the Assumed Contracts;

              3.2.1.3. assignments of Trademarks, Service Marks and other Proprietary Rights, each in the form of Exhibit 3.2.1.3 attached hereto, in recordable form to the extent necessary to assign such rights; and

              3.2.1.4. such other instruments as shall be requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.

              3.2.1.5. all Ancillary Agreements required to be executed by the Seller;

              3.2.1.6. all certificates, opinions of counsel and other documents described in Article VIII; and

              3.2.1.7. all Permits and any other third party consents required for the valid transfer of the Assets as contemplated by this Agreement, or for the continued operation of the Business following such transfer.

          3.2.2. Buyer's Delivery Obligations To effect the sale and transfer
                 ----------------------------
referred to in Section 2.1 hereof, Buyer will, at the Closing, execute and deliver to the Company:

              3.2.2.1. all Ancillary Agreements required to be executed by Buyer; and

              3.2.2.2. Upon the terms and subject to the conditions contained herein, an instrument of assumption substantially in the form attached hereto as
Exhibit 3.2.2, evidencing Buyer's assumption, pursuant to Section 2.2, of the Assumed Liabilities (the "Assumption Document").

              3.2.2.3. all certificates, opinions of counsel and other documents described in Article VII.

              3.2.2.4. the payment of the Purchase Price and repayment of the Company's outstanding loan to Colorado National Bank.

                                  ARTICLE IV.

       REPRESENTATIONS AND WARRANTIES OF DAVID P. LANOHA AND THE COMPANY
       -----------------------------------------------------------------

     David P. Lanoha and the Company hereby jointly and severally represent and warrant to Buyer and Parent as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

     4.1. Organization of the Company The Company is a limited liability company
          ---------------------------
duly organized, validly existing and in good standing under the laws of the State of Colorado. Copies of the organizational documents of the Company, and all amendments thereto, heretofore or hereafter delivered to Buyer are accurate and complete as of the date hereof. The Company is duly qualified or licensed to do business as a foreign corporation in good standing in the states where Facilities are located and in other states where this is legally required, except where the failure to be so qualified would not have a Material Adverse Effect.

     4.2. Authorization The Seller and the Company each has full power and
          -------------
authority (corporate or other) to enter into this Agreement and the Ancillary Agreements, as the case may be, and to carry out the transactions contemplated hereby and thereby, and the Company and Seller has taken all action required by law, its charter documents, as the case may be, or otherwise to be taken by it to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, as the case may be, and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements, as the case may be, are the legal, valid and binding obligations of Seller and the Company, enforceable against each of them in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium and creditors' rights generally. A copy of the resolutions of the Company's manager and members authorizing this Agreement and the related transactions is attached hereto as Schedule 4.2.

     4.3. No Violation  None of the execution, delivery and performance of this
          ------------
Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will (i) violate any provision of the organizational documents of the Company, (ii) violate, result in a breach of, conflict with, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any note, bond, mortgage, or indenture, contract, agreement, lease, sublease, license, permit, franchise, distributorship agreement or other instrument or arrangement to which Seller or the Company is a party or by which any of the Memberships or any of the assets or properties of the Company or Seller is bound or affected, which violation, breach, conflict or default will have a Material Adverse Effect,
(iii) result in the creation or imposition of any Encumbrance upon any of the Memberships or any property or Assets of the Company or Seller under any agreement or commitment to which the Company or Seller is a party or by which the Company or Seller is bound or affected, or to which the property of the Company or Seller is subject, or (iv) violate, conflict with or result in the breach of (or cause an event which could have a Material Adverse Effect as a result of) any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Seller, the Company, the Business or any of the properties or Assets of any of the foregoing is subject, which violation, breach or conflict would have a Material Adverse Effect. Except as set forth on Schedule 4.3 or as required by the HSR Act, no action, consent, approval or authorization by or filing with any person or entity, including, without limitation, any governmental authority, is required in connection with the execution, delivery and performance by Seller and the Company of this Agreement and the Ancillary Agreements, as the case may be, or the consummation by Seller and the Company of the transactions respectively contemplated by each of them herein and therein, except consents, the failure of which to obtain would not have a Material Adverse Effect.

     4.4. Capitalization
          --------------

          4.4.1. The authorized and the issued membership units of the Company are as set forth on Schedule 4.4. Seller is and will be on the Closing Date the record and beneficial owners and holders of the Memberships as set forth on
Schedule 4.4, free and clear of all Encumbrances.

          4.4.2. There are no other membership units of the Company issued and outstanding other than those listed on Schedule 4.4. None of the membership units was issued in violation of any preemptive rights. There are no outstanding (i) securities convertible into or exchangeable or exercisable for any of the Company's membership units; (ii) options, warrants, calls or other rights, including, without limitation, rights to demand registration or to sell in connection with any registration by the Company under the Securities Act, with respect to the issued membership units of the Company, or to purchase or subscribe to membership units of the Company or securities convertible into or exchangeable or exercisable for membership units of the Company; (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale, transfer, and/or assignment of any membership units of the Company, any such convertible or exchangeable securities or any such options, warrants or rights; or (iv) membership units pledged as collateral to secure any agreement or obligation. There are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans, proxies or understandings restricting or otherwise relating to any conveyance, voting or dividend rights with respect to the membership units.

    4.5.  Related Entities
          ----------------

          4.5.1. Schedule 4.5(a) sets forth a complete and accurate list of all of the Related Entities, all of which are, directly or indirectly, wholly-owned by Seller or the Company. Schedule 4.5(a) also sets forth the jurisdiction of incorporation of each of the Related Entities, each jurisdiction in which each such Related Entity is qualified to do business, and the ownership interests thereof.

          4.5.2. Schedule 4.5(b) sets forth a list of all agreements among the Company, any of the Seller and the Related Entities.

     4.6. Equipment and Other Assets; Absence of Encumbrances The Asset listing
          ---------------------------------------------------
attached as Schedule 4.6 sets forth the asset description and original cost of all Equipment. Buyer shall have the right, prior to Closing, to inspect all of the Assets (wherever located) that are reflected on the Balance Sheet. All rental equipment is Rental Ready.

     4.7. Assets The Company has and will transfer good and marketable fee
          ------
simple title to the Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good title to all of the Assets, free and clear of any Encumbrances, except for any Encumbrance that Buyer, in its sole discretion, specifically accepts in writing. The Assets reflected in the 1996 Year End Balance Sheet and all of the Assets acquired after such date are or will be valued at the lower of actual cost or market less an adequate and proper depreciation charge. The Assets include without limitation all assets necessary for the conduct of the Business as presently conducted.

     4.8. Facilities
          ----------

          4.8.1. Real Property. The Company has no Owned Real Property. All of
                 --------------
the Leased Real Property is listed on Schedule 4.8. The Company has delivered to Buyer an accurate copy of its existing leases. The Company enjoys peaceful and undisturbed possession of the Leased Real Property. Other than the leases provided, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy the Facilities or any portion thereof. The Facilities are supplied with utilities and other services necessary for the operation of the Business. Neither the Company nor, to its knowledge, any lessor under the Leases, is in breach or default of its obligations thereunder.

          4.8.2. Improvements, Fixtures and Equipment. The Facilities and the
                 -------------------------------------
improvements thereon, including without limitation all Equipment (including all fixtures) and other tangible assets owned, leased or used by the Company at the Facilities are insured to the extent and in a manner customary in the industry, are in the reasonable business judgment of the Company sufficient for the operation of the Business as presently conducted and are in conformity, in all material respects, with all applicable laws, ordinances, orders, regulations and other requirements currently in effect. None of the improvements is subject to any commitment or other arrangement for their sale or use by any Affiliate of the Company or third parties other than purchase options set forth in leases identified on Schedule 4.8. Buyer shall have the right, prior to Closing, to inspect all of the Facilities.

          4.8.3. Conformity. All Facilities have received all material required
                 -----------
approvals of governmental authorities (including without limitation Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof.

     4.9. Contracts and Commitments
          -------------------------

          4.9.1. Contracts. Schedule 4.9 sets forth a complete and accurate list
                 ---------
of all material Contracts of the following categories:

              4.9.1.1. Contracts not made in the ordinary course of the Company's conduct of the Business;

              4.9.1.2. Employment contracts and severance agreements;

              4.9.1.3. Supply, purchase, distribution, franchise, license, sales or commission agreements related to the Business;

              4.9.1.4. Contracts involving expenditures or liabilities, actual or potential, in excess of $5,000 or otherwise material to the Business, and not cancelable (without liability) within 30 calendar days;

              4.9.1.5. Contracts or commitments relating to commission arrangements with others;

              4.9.1.6. Factoring agreements, promissory notes, loans, agreements, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether the Company shall be the borrower, lender or guarantor thereunder or whereby any Equipment or Inventory are pledged (excluding credit provided by the Company in the ordinary course of the Business to its customers);

              4.9.1.7. Leases of personal property not cancelable (without liability) within 30 calendar days; and

              4.9.1.8. Contracts containing covenants limiting the freedom of the Company or any officer, director or shareholder of the Company to engage in any line of business or compete with any person.

          For purposes of this Agreement, the "Assumed Contracts" are the Contracts listed as such on Schedule 4.9. The Company has made available to Buyer true, correct and complete copies of all of the Contracts listed on
Schedule 4.9, including all amendments and supplements thereto, whether or not such Contracts are Assumed Contracts.

          4.9.2. Absence of Breaches or Defaults. All of the material Contracts
                 -------------------------------
are valid and in full force and effect, subject to any repudiation claims of other parties not known to Seller. The Company has duly performed all of its material obligations under the Contracts to the extent those obligations to perform have accrued, and no material violation of, or material default or breach under any Contracts by the Company or, to the best of Seller's knowledge, any other party has occurred and neither the Company nor, to Seller's knowledge, any other party has repudiated any provisions thereof. All of the material Contracts will be enforceable by the Company after the Closing to the same extent as if the transactions contemplated by this Agreement had not been consummated, subject to compliance with applicable change of control provisions, all of which are identified on Schedule 4.3.

     4.10. Permits The Company has all material Permits required to conduct the
           -------
Business, except where the failure to obtain such Permits would not have a Material Adverse Effect. All material Permits of the Company related to the Business are valid and in full force and effect, and are listed on Schedule 4.10.

     4.11. Financial Statements The Company has heretofore delivered to Buyer
           --------------------
the Financial Statements and Year-End Financial Statements. Except as set forth on Schedule 4.11, the Financial Statements and Year-End Financial Statements (a) are in accordance with the underlying books and records of the Company, (b) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods covered thereby, excluding any footnotes which may be required by GAAP, and (c) fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Business as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended (subject to normal year-end adjustments). Except as set forth on Schedule 4.11, at the Balance Sheet Date there were no liabilities of the Company, which, in accordance with GAAP, should have been shown or reflected in the Financial Statements or the notes thereto, which are not shown or reflected in the Financial Statements or the notes thereto.

     4.12. Books and Records The Company has made and kept (and given Buyer
           -----------------
access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The books and records of the Company made available to Buyer accurately and adequately reflect all action previously taken by managers and members of the Company. The ownership records of the Company made available to Buyer are true, correct and complete, and accurately reflect all transactions effected with respect to Company's membership interests through and including the date hereof.

     4.13. Litigation Except as set forth on Schedule 4.13, there is no action,
           ----------
order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, "Actions") pending, or to the best of the Seller's or Company's knowledge, threatened or anticipated (a) against, related to or affecting the Company or the Business or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement. The Company is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Company or the Business.

     4.14. Labor Matters The Company is not a party to any labor agreement with
           -------------
respect to its employees with any labor organization, union, group or association and none of the Company's employees are represented by employee unions (or any other similar labor or employee organizations). The Company has not experienced within the past five (5) years any attempt by organized labor or its representatives to make the Company conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company.

     4.15. Compliance with Law The Company, the conduct of the Business and the
           -------------------
operation of the Facilities have not materially violated and are in material compliance with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, including without limitation Environmental Laws (as defined in Section 4.23.2), relating to the Assets, Facilities or Business or operations of the Company, except where the violation or failure to comply, individually or in the aggregate would not have a Material Adverse Effect on the Facilities, Assets or Business. The Company and the conduct of the Business and the operation of the Facilities are in material conformity with all energy, public utility, zoning, building and health codes, regulations and ordinances, the Americans with Disabilities Act, ERISA, OSHA and Environmental Laws and all other foreign, federal, state, and local governmental and regulatory requirements. The Company has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws, and the Company has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing.

     4.16. No Brokers Except as set forth on Schedule 4.16, neither the Seller,
           ----------
the Company nor any of the Company's managers or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in an obligation on the part of the Company or Buyer to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

     4.17 No Other Agreements to Sell the Company Neither the Seller nor the
          ---------------------------------------
Company has any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Memberships or the Assets or to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, and no person or entity has notified Seller or the Company that it believes such a commitment or legal obligation exists.

     4.18. Proprietary Rights.
           ------------------

           4.18.1. Proprietary Rights. Schedule 4.18 lists all of the Company's
                   ------------------
material federal, state and foreign registrations of trademarks, service marks and other marks, trade names or other trade rights, and all pending applications for any such registrations, all other trademarks and other marks, trade names and other trade rights or in which the Company has any interest whatsoever, and all other trade secrets, if any, and other proprietary rights, whether or not registered, and all computer software (including without limitation the tool rental control software used by the Company) other than software generally available to the public, created or used by or on behalf of the Company, in each case relating to the Business (collectively, "Proprietary Rights"). The Proprietary Rights listed in Schedule 4.18 are all those used by the Company in connection with the Business other than software generally available to the public.

          4.18.2. Royalties and Licenses.  No person has a right to receive
                  -----------------------
a royalty or similar payment in respect of any material Proprietary Rights. Except as set forth on Schedule 4.18.2 the Company has no licenses granted, sold or otherwise transferred by or to it or other agreements to which it is a party, relating in whole or in part to any of the material Proprietary Rights.

          4.18.3. Ownership and Protection of Proprietary Rights.  Except as
                  -----------------------------------------------
set forth on Schedule 4.18.3, the Company owns or licenses, and has the sole right to use or (as it so elects) to sublicense, each of the Proprietary Rights, and the Company is not a party to any litigation with respect to any of the Proprietary Rights. The Company has not received any notice of invalidity or infringement of any rights of others with respect to such Proprietary Rights. The Company has taken all reasonable and prudent steps in the reasonable business judgment of the Company to protect the Proprietary Rights from infringement by any other firm, corporation, association or person. The Company's use of the Proprietary Rights is not, to Seller's knowledge, infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, nor has such infringement been alleged by any third party. All of the material Proprietary Rights are valid and enforceable rights of the Company and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

          4.19. Tax Matters
                -----------

                4.19.1. Filing of Tax Returns. The Company has timely filed with
                        ----------------------
the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required. The returns and other information filed are complete and accurate in all material respects. Except as specified in Schedule 4.19, since October 31, 1990, neither the Company, nor any group of which the Company now or was a member, has requested any extension of time within which to file returns (including without limitation information returns) in respect of any taxes. The Company has made available to Buyer complete and accurate copies of the Company's federal, state and local income tax returns for its fiscal years ended October 31, 1994, 1995 and 1996, and will deliver to Buyer copies of the

Company's federal, state and local tax returns for the twelve months ended October 31, 1997 when completed and will deliver, upon Buyer's request, any other Tax returns.

          4.19.2. Payment of Taxes.  All Taxes, in respect of taxable
                  -----------------
periods ending on or before the date of the Effective Control Balance Sheet, have been timely paid, or will be timely paid prior to such date, or will be fully accrued for on the Effective Control Balance Sheet. Any unpaid Taxes relating to periods ending on or before the date of the Effective Control Balance Sheet (whether full or partial periods) that are not fully accrued for on the Effective Control Balance Sheet will be subject to full indemnification by Seller in accordance with Section 10.3 hereof (without being limited as to amount).
--------

          4.19.3. Audits, Investigations or Claims.  Except as set forth in
                  ---------------------------------
Schedule 4.19, the federal income tax returns and any required state tax returns of the Company have been examined by the Internal Revenue Service and any applicable state taxing authority for all periods from November 1, 1990, to and including the Closing, and except to the extent shown therein, no deficiencies for Taxes, have been assessed by any taxing or other governmental authority against the Company. Except as set forth in Schedule 4.19, there are no pending or, to the best of the Seller's or Company's knowledge, threatened audits, investigations or claims for or relating to any material additional liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of the Company, or its counsel, is likely to result in a material additional liability for Taxes. Audits of federal, state, and local returns for Taxes by the relevant taxing authorities have been completed for each period subsequent to October 31, 1990 except as set forth in Schedule 4.19 and, except as set forth therein, the Company has not been notified that any taxing authority intends to audit a return for any period. Except as set forth in Schedule 4.19, no extension of a statute of limitations relating to Taxes is in effect with respect to the Company.

          4.19.4. Lien.  There are no liens for Taxes (other than as could
                  ----
be asserted for current Taxes not yet due and payable) on the Assets.

          4.19.5. No Withholding.  The transaction contemplated herein is
                  --------------
not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

          4.19.6. Tax-Exempt Use Property.  None of the Assets is a "tax-
                  -----------------------
exempt use property" within the meaning of Section 168(h) of the Code.

     4.20. Accounts Receivable. The accounts receivable reflected in the Balance
           -------------------
Sheet represent bona fide claims of the Company against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. All of such accounts receivable are collectible in the ordinary course of business except to the extent of a bad debt reserve representing the same percentage of accounts receivable of the Company at the Closing Date as were reserved against on the Balance Sheet. The Company owns, or contemporaneously with the conveyances to be consumated at the Closing, will own all such accounts receivable, free and clear of all Encumbrances.

          4.21. Inventory. All the Inventory (both rental and non-rental,
                ---------
supplies inventory and merchandise inventory) is located at the Facilities, except items of rental equipment on lease to customers. There has been no material decrease in the book value or fair value of the Inventory since the Balance Sheet Date, except for sales of Inventory in the ordinary course of business. The values at which the Inventory is shown on the Balance Sheet have been determined on the average cost method in accordance with Federal tax regulations, consistently applied throughout the periods covered by the Financial Statements. The inventory is salable or rentable, as the case may be, in the ordinary course of business consistent with past practice.

          4.22. Employees and Employee Benefits
                -------------------------------

                4.22.1. As used in this Section 4.22, the following terms have the meanings set forth below.

          "Benefit Arrangement" shall mean any employment, consulting, severance
           -------------------
or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or an ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability, and (C) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

          "Employee Plans" shall mean all Benefit Arrangements, Multiemployer
           --------------
Plans, Pension Plans and Welfare Plans.

          "ERISA Affiliate" shall mean any entity which is (or at any relevant
           ---------------
time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, the Company as defined in Section 414(b), (c), (m) or (o) of the Code, or under "common control" with the Company, within the meaning of Section 4001(b)(1) of ERISA.

          "Multiemployer Plan" shall mean any "multiemployer plan," as defined
           ------------------
in Section 4001(a)(3) of ERISA, (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.
           ----

          "Pension Plan" shall mean any "employee pension benefit plan" as
           ------------
defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which (A) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability; (B) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities); and (C) is not a Multiemployer Plan.

          "Welfare Plan" shall mean any "employee welfare benefit plan" as
           ------------
defined in Section 3(1) of ERISA, which (A) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability; (B) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities); and (C) is not a Multiemployer Plan.

          4.22.2. Schedule 4.22: (i) contains a list of all current employees of the Company, and their wage rates or salaries, as of the date of this Agreement, and (ii) sets forth the dates of employment for such employees.

          4.22.3. Disclosure; Delivery of Copies of Relevant Documents and
                  --------------------------------------------------------
Other Information.  Schedule 4.22 contains a complete list of Employee Plans.
-----------------
True and complete copies of each of the following documents have been made available by the Company to Buyer: (i) each Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the Company's employees and all annuity contracts or other funding instruments; (ii) each Benefit Arrangement including written interpretations thereof and written descriptions thereof which have been distributed to the Company's employees (including descriptions of the number and level of employees covered thereby) and a complete description of any Benefit Arrangement which is not in writing; (iii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Pension Plan and each Welfare Plan; (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and each Welfare Plan; (v) all actuarial reports prepared for the last three plan years for each Pension Plan; (vi) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of the Company; and (vii) a description setting forth the amount of any liability of the company as of the Closing Date for payments more than thirty (30) calendar days past due with respect to each Welfare Plan.

          4.22.4. Representations.
                  ---------------

               4.22.4.1. Pension Plans.  Neither the Company nor any ERISA
                        -------------
Affiliate has or contributes to or maintains or has any obligation to make payments to any Pension Plan. No Pension Plan is subject to the minimum funding requirements of Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate is required to provide security to a Pension Plan under Section 401(a)(29) of the Code. Each Pension Plan which is intended to be qualified (and each related trust agreement, annuity contract or other funding instrument) is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been so qualified
during the period from its adoption to date.   Neither the Company nor any ERISA
Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA. There has been no "reportable event" (as defined in Section 4043(c) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan and neither the Company nor any ERISA Affiliate is subject to Section 4043(b) of ERISA.

                4.22.4.2. Multiemployer Plans. Neither the Company nor any ERISA
                          -------------------
Affiliate has any Multiemployer Plans.

                4.22.4.3. Welfare Plans. Except as disclosed on Schedule 4.22,
                          -------------
none of the Company, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent the Company from amending or terminating any such benefit plan or Welfare Plan. To the best of Seller's and Company's knowledge, each Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

                4.22.4.4. Compliance with Law.  Each Employee Plan has been
                          -------------------
maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Employee Plan, including without limitation ERISA and the Code.

                4.22.4.5. Employment at Will.  The employment of all persons
                          ------------------
presently employed or retained by the Company is terminable at will.

                4.22.4.6. Unrelated Business Taxable Income. No Employee Plan
                          ---------------------------------
(or trust or other funding vehicle pursuant thereto) is subject to any tax under Code Section 511.

                4.22.4.7. Deductibility of Payments. There is no contract,
                          -------------------------
agreement, plan or arrangement covering any employee or former employee of the Company (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by the Company of any amount (i) that is not deductible by the Company under Section 162(a)(1) or 404 of the Code, whichever is applicable, (ii) for which the deduction by the Company would be disallowed under Section 162(m) of the Code, or (iii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                4.22.4.8. Fiduciary Duties and Prohibited Transactions. Neither
                          --------------------------------------------
the Company nor any plan fiduciary of any Welfare Plan or Pension Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or
(d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA, except for any such violation which would not have a Material Adverse Effect. To the best of Seller's and Company's knowledge, the Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan (or other employee benefit plan subject to ERISA) and has not been assessed any civil penalty under Section 502(l) of ERISA.

                4.22.4.9. Validity and Enforceability. Each Welfare Plan,
                          ---------------------------
Pension Plan, related trust agreement, annuity contract or other funding instrument and Benefit Arrangement is legally valid and binding and in full force and effect.

                4.22.4.10. Litigation. There is no action, order, writ,
                           ----------
injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending, or, to Seller's knowledge, threatened or anticipated against the Company, any ERISA Affiliate or any Employee Plan.

                4.22.4.11. No Amendments.  Neither the Company nor any ERISA
                           -------------
Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plan other than required by the Code or ERISA.

                4.22.4.12. No Other Material Liability. No event has occurred in
                           ---------------------------
connection with which the Company or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plans or (B) pursuant to any obligation of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

                4.22.4.13. Unpaid Contributions. Neither the Company nor any
                           --------------------
ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Pension Plan or Welfare Plan. The Company has paid or will pay by October 31, 1997, all employer matching contributions to its 401(k) Plan through October 31, 1997.

                4.22.4.14. Insurance Contracts. To the Seller's knowledge,
                           -------------------
neither the Company nor any Employee Plan holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

                4.22.4.15. No Acceleration or Creation of Rights.  Neither the
                           -------------------------------------
execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting except by plan termination or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan except by plan termination or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

     4.23. Compliance With Environmental Laws
           ----------------------------------

           4.23.1. Definitions.  The following terms, when used in this Section
                   -----------
4.23, shall have the following meanings. Unless the context otherwise requires, any of these terms may be used in the singular or the plural depending on the reference.

                4.23.1.1. "Company". For purposes of this Section 4.23 only, the
                           -------
term "Company" shall include (i) all Related Entities of the Company, including, without limitation the Seller, (ii) all partnerships, joint ventures and other entities or organizations in which the Company was at any time or is a partner, joint venturer, member or participant and (iii) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by the Company or to which the Company has succeeded.

                4.23.1.2. "Release" shall mean and include any spilling,
                           -------
leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing into the environment or the work place of any Hazardous Substance, and otherwise as defined in any Environmental Law.

                4.23.1.3. "Hazardous Substance" shall mean any quantity of
                           -------------------
asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in or for purposes of any Environmental Law), whether solid, liquid or gas.

          4.23.2. Compliance With Environmental and Zoning Law.  Except as
                  --------------------------------------------
set forth on Schedule 4.23 and except as set forth in the environmental assessments referred to in Section 6.9, the Facilities have been owned, leased, operated and maintained in material compliance with all environmental laws, regulations and requirements (collectively, "Environmental Laws"). There is no present or past Environmental Condition in any way relating to the Business or Facilities. "Environmental Condition" means the introduction into the soil, groundwater or environment of the Facilities (through leak, spill, release, discharge, escape, emission, dumping disposal or otherwise) of any pollution, including without limitation any contaminant, irritant or pollutant or Hazardous Substance (whether or not upon the property of the Business and whether or not such pollution constituted at the time thereof a violation of any Environmental
Law) as a
result of which either Seller, the Company or Buyer has or may become liable in any material respect to any person or federal, state or local government or agency or by reason of which any of the Assets may suffer or be subjected to any lien.

          4.23.3. Facilities.  Except as set forth in the environmental
                  ----------
assessments referred to in Section 6.9 and in Schedule 4.23, the Facilities are, and at all times have been, owned, leased and operated in material compliance with all Environmental Laws and in a manner that will not give rise to any liability under any Environmental Laws.

          4.23.4. Permits.  The Company has, and at all times has had, all
                  -------
material Permits required under any Environmental Law and the Facilities are, and at all times have been, in material compliance with all such Permits subject to the environmental assessments referred to in Section 6.9.

          4.23.5. Permits Required.  The consummation of any of the
                  ----------------
transactions contemplated by this Agreement will not require an application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Permit required under any Environmental Law subject to the environmental assessments referred to in Section 6.9.

          4.23.6. Notice of Violation.  Except as set forth on Schedule
                  -------------------
4.23.6, the Company has not received any notice at any time since January 1, 1992 (or, if the notice alleged material non-compliance, at any time whatsoever) that it or the Facilities is or were claimed to be in violation of the provisions of any Environmental Law or in non-compliance with the conditions of any Permit, and there is no pending or, to Seller's knowledge, threatened lawsuit, governmental or other legal action to that effect.

          4.23.7. Pending Actions.  There is not now pending or, to Seller's
                  ---------------
best knowledge, threatened, nor has there ever been, any Action against the Company, nor, to the best of Seller's knowledge, is there any basis for any Action, under any Environmental Law or otherwise with respect to any Release or mishandling of any Hazardous Substance.

          4.23.8. Judgments.  There are no consent decrees, judgments,
                  ---------
judicial or administrative orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way materially affect the Company or the Facilities.

          4.23.9. Hazardous Substances. Except as set forth on Schedule
                  --------------------
4.23.9, there is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or other placement of Hazardous Substances on, under, about or from any Facility, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about any such Facility in material compliance with all Environmental Laws and necessary for the operation of the Business.

          4.23.10. Handling of Hazardous Substances.  The Company has at all
                   --------------------------------
times used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous

Substances in compliance in all material respects with all Environmental Laws and in a manner that will not result in material liability of the Company or Buyer under any Environmental Law.

          4.23.11. Since August 31, 1997, (i) there has been no actual or threatened Material Adverse Change or event that would result in a Material Adverse Change, including without limitation the loss of any material customers;
(ii) there has not been any sale or other disposition of any of the Assets, or any Encumbrance placed on the Assets, except in the ordinary course of business; the Company has been operated in the ordinary course consistent with past practice so as to preserve the Business intact, to keep available to the business the service of Company's employees and to preserve the Business and the goodwill of the Company's suppliers, customers, distributors and others having business relations with it; and (iv) except as set forth on Schedule 4.23.11, Seller has not purchased or entered into any agreement to purchase any item, other than in the ordinary course of business consistent with past practices, having a cost in excess of $5,000.

          4.23.12. Except as set forth on Schedule 4.23.12 and except for compliance with HSR Act, no notice to, declaration, filing or registration with, or authorization or consent or approval of, or Permit from, any governmental or regulatory body or authority or any other person or entity is required to be made or obtained by Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          4.23.13. Storage Tank.  To Seller's knowledge, Schedule 4.23,
                   ------------
together with the Environmental Assessments to be delivered, sets out the past and present underground and above ground tanks at the Facilities.

          4.23.14. Environmental Audits or Assessments.  True, complete and
                   -----------------------------------
correct copies of the written reports, if any, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of the Company, of all environmental audits or assessments (including tank closure reports) which have been conducted at any Facility within the past five years, either by the Company or any attorney, environmental consultant or engineer engaged by the Company or Seller for such purpose, will be delivered to Buyer and a list of all such reports, audits and assessments and any other similar report, audit or assessment not in the possession or control of the Company and of which the Company or Seller has knowledge is included on Schedule 4.23.

          4.23.15. Indemnification Agreements.  Except for all Facility
                   --------------------------
leases and facility access agreements and Contracts, the Company is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Contract under which the Company is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions.

          4.23.16. Releases or Waivers.  The Company has not released any
                  -------------------
other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

          4.23.17. Notices, Warnings and Records.  The Company has given all
                   -----------------------------
notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws, except where the failure to do so would not have a Material Adverse Effect.

     4.24. Liabilities Except as set forth on Schedule 4.24, the Company has no
           -----------
material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities which are reflected on the Balance Sheet, (ii) liabilities incurred in the ordinary course of the Business and consistent with past practice since the Balance Sheet Date, and (iii) liabilities arising under Contracts identified in Schedule 4.8 to which the Company is a party.

     4.25. Insurance
           ---------

           4.25.1. Schedule 4.25 describes all currently in force policies of insurance and all policies for the year ended October 31, 1996 (including the insurer, type of insurance and period of coverage) to which the Company or any Related Entity is a party or under which the Company, any Related Entity or any employee, officer or director of the Company or any Related Entity (in his or her capacity as such) is or has been insured. All such policies will continue in full force and effect following the Closing. Incurrence policies shall be deemed to be in force regardless of when they were issued.

           4.25.2. [RESERVED.]

           4.25.3. The Company and any Related Entity have paid all accumulated premiums due, or have accrued same as a liability and has otherwise performed substantially all of its material respective obligations, under each such current insurance policy.

     4.26. Conduct of the Business Except as set forth in Schedule 4.26, since
           -----------------------
the Balance Sheet Date, the Company has conducted its operations in the ordinary course of the Business and substantially in accordance with past practice, and has not taken any action that, if taken after the date hereof, would violate
Section 6.5.

     4.27. Knowledge Seller's "knowledge" or "best knowledge" or similar words
           ---------
includes the actual knowledge of David P. Lanoha, Jack Markle, Doug Bonnette and such knowledge that such individuals obtained or would have obtained after inquiry to determine the relevant fact at the branch manager level, after a review of the Company files maintained at or above the branch manager level and after inquiry of personnel responsible for inputting information into those files.

     4.28. The Company is acquiring the Parent Common Stock for its own account as principal, for investment purposes only, and not with a view to, or for, resale or distribution thereof, and no other person has or will have a direct or indirect beneficial interest in such Parent Common Stock.

     4.29. The Company understands that the offering and sale of the Parent Common Stock is intended to be a transaction by an issuer not involving any public offering exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and the rules and regulations of the Commission thereunder.

     4.30. The Company is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

     4.31. The Company understands and acknowledges that there are substantial risks of loss of investment involved in an investment in the Parent Common Stock, and that the investment in the Parent Common Stock is an illiquid investment subject to transfer restrictions, and Seller and the Company represent and warrant that the Company has the financial ability to bear the economic risk of such investment.

     4.32. Seller has such knowledge and experience in financial and business matters, including investments of the type represented by the Parent Common Stock, as to be capable of evaluating the merits of the Company's investment therein.

     4.33. The Company has been furnished with a copy of the recent periodic reports filed by Parent with the Commission and any documents that may have been made available otherwise or upon its request, has carefully read and understands such materials and has evaluated the risks of the Company's acquisition of the Parent Common Stock and the parties acknowledge that each Seller is relying upon the fact that all such information is true and correct in all material respects and does not contain any omissions of material facts necessary to make the facts stated therein, as of their dates, not misleading.

     4.34. The Company has been given the opportunity to ask questions of, and receive answers from, representatives of Parent in order for it to evaluate the merits and risks of the Company's investment in the Parent Common Stock.

     4.35. The Company has not been furnished with and has not relied upon any oral or written representation, warranty or information in connection with the offering of the Parent Common Stock except for that set forth in this Agreement and in Parent's Prospectus, 10K and Parent's Annual Report.

     4.36. The stock certificates evidencing the Parent Common Stock to be delivered pursuant to this Agreement will bear a legend indicating that the securities have not been registered and are subject to restrictions on transfer and the holdback and registration rights set forth herein.

                                  ARTICLE V.

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT
               --------------------------------------------------

          Buyer and Parent hereby represent and warrant to Seller and the Company as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

     5.1. Organization of Buyer and Parent Buyer is a corporation duly
          --------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     5.2. Authorization Except as provided in Section 8.11, each of Buyer and
          -------------
Parent has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer and Parent and is, and (following their execution and delivery by Buyer, Parent, the Company, the Seller Representative or the Seller, as applicable, each of the Ancillary Agreements will be) a legal, valid and binding obligation of Buyer or Parent, as applicable, enforceable against Buyer or Parent, as applicable, in accordance with its terms.

     5.3. No Conflict or Violation Neither the execution, delivery or
          ------------------------
performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer or Parent with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer or Parent, or (b) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree, award or agreement binding upon Buyer or Parent.

     5.4. Consents and Approvals No notice to, declaration, filing or
          ----------------------
registration with, or authorization, consent or approval of, or permit from, any governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer or Parent in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, except (a) as may be required by Buyer to operate the Business after the Closing, (b) as has been obtained on or prior to the date hereof or (c) as set forth in Schedule 5.4.

                                  ARTICLE VI.

                   COVENANTS OF BUYER, THE COMPANY AND SELLER
                   ------------------------------------------

          Buyer, the Company and Seller each covenant with the others as follows:

     6.1. Further Assurances Upon the terms and subject to the conditions
          ------------------
contained herein, each of the parties hereto agrees, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing, including using their respective best efforts (A) to obtain all necessary waivers, consents and approvals from third parties; provided, however, that neither party shall be required to make any payments, commence litigation or agree to modifications of the terms of Contracts or Leases in order to obtain any such waivers, consents or approvals, (B) to obtain all necessary Permits as are required to be obtained under any federal, state, local or foreign law or regulations, (C) to effect all necessary registrations and filings, including without limitation required filings under the HSR Act and all other submissions of information requested by governmental authorities, and (D) to fulfill all conditions to this Agreement.

     6.2. No Solicitation From the date hereof through the Closing or the
          ---------------
earlier termination of this Agreement, each of the Company and the Seller shall not, and shall cause their Representatives (including without limitation investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its Representatives, concerning any sale of all or a portion of the Assets, the Memberships or the Business, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company (each such transaction collectively being referred to herein as a "Proposed Acquisition Transaction"). The Company and the Seller shall not, directly or indirectly, through any Representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to the other party for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. The Company and the Seller each hereby severally represent that it is not now engaged in discussions or negotiations with any party (other than Buyer) with respect to any of the foregoing. The Company or Seller shall promptly notify Buyer (orally and in writing) of any offer, inquiry or contact with any person with respect to a Proposed Acquisition Transaction, including the terms thereof and the identity of the prospective purchaser or soliciting party.

     6.3. Notification of Certain Matters From the date hereof through the
          -------------------------------
Closing, Buyer or Parent shall give prompt notice to Seller and the Company of
(a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Buyer or Parent contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any failure of Buyer or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

          From the date hereof through the Closing, Seller and the Company shall give prompt notice to Buyer or Parent of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Seller or Company contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any failure of Seller or Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

     6.4. Access to Information From the date hereof through the Closing, the
          ---------------------
Company shall, and shall cause its Representatives to, afford the Representatives of Buyer and its Affiliates complete access at all reasonable times to the Assets and the Facilities for the purpose of inspecting and conducting appropriate tests upon the same, and to the officers, employees, agents, attorneys, accountants, properties, Books and Records and Contracts of the Company, and shall furnish Buyer and its Representatives all financial, operating and other data and information as Buyer or its Affiliates, through their respective Representatives, may reasonably request, including but not limited to data relating to operating procedures, workers' compensation history, legal, tax and environmental, zoning and other legal compliance.

     6.5. Conduct of Business From the date hereof through the Closing, the
          -------------------
Seller shall, except as contemplated by this Agreement or as consented to by Buyer in writing, operate the Business in the ordinary course of the Business and substantially in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, the Company shall not, except as specifically contemplated by this Agreement or as consented to in writing by
Buyer:

          6.5.1. issue or repurchase any units, options or other rights to acquire any such units;

          6.5.2. enter into, extend, materially modify, terminate or renew any Contract;

          6.5.3. purchase or enter into any agreement to purchase any item of Inventory or Equipment;

          6.5.4. make any material increase in compensation or benefits payable to any employee of the Company, or adopt any new employee benefit plan or policy;

          6.5.5. sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein;

          6.5.6. accelerate the collection of accounts receivable, extend the payment of accounts payable, or reduce inventories in a manner inconsistent with the ordinary course of the Business's operation; or

          6.5.7. fail to pay its accounts payable and any debts owed or obligations due by it, or pay or discharge when due any liabilities.

     6.6. Guarantee
          ---------

          Through but not after the Closing, Parent hereby guarantees the covenants and obligations of Buyer required to be performed by it hereunder.

     6.7. Employee Matters Buyer shall hire all employees of the Business who
          ----------------
pass a physical examination and drug and alcohol abuse screening by a licensed laboratory chosen by Buyer, and who otherwise meet Buyer's customary criteria for employment, and the Company shall reasonably cooperate with Buyer in retaining all such employees (the "Retained Employees"). Buyer agrees to give Retained Employees credit for their time of employment with the Company with respect to their seniority as an employee of Buyer. The Company shall be and remain solely responsible for the payment of all benefits due to its employees at any time under its Employee Plans, including without limitation all severance, accrued vacation, health care continuation coverage and other benefits to which its employees may be entitled as a result of the transactions contemplated hereby, whether or not such employees are hired by Buyer. All Retained Employees will be at-will employees of Buyer and may be terminated by Buyer in its sole discretion, subject to the requirements of applicable laws governing employers and employees, and will receive substantially the same total compensation as they did when employed by the Company.

    6.8. [RESERVED]
         ----------

    6.9. Environmental Assessments and Remediation
         -----------------------------------------

         6.9.1. Buyer will retain an environmental consultant (the "Consultant") to perform Phase 1 (and, at Buyer's option Phase 2) environmental assessments with respect to each of the Facilities. Upon its availability, Consultant will deliver such assessments to Buyer and the Company. In the event any such assessment recommends the performance of additional investigation (including, without limitation, Phase 2 environmental assessments), such additional investigation shall, if requested by Buyer, be undertaken promptly and delivered to each of the Company and Buyer. The environmental assessments and investigations undertaken pursuant to this Section 6.9.1 are collectively referred to herein as the "Environmental Assessments." Buyer shall be solely responsible for the cost of the Environmental Assessments.

         6.9.2. In the event any of the Environmental Assessments reveals any remediation work which must be completed in order to bring the Facilities into compliance with applicable Environmental Laws or eliminate any potential environmental liability, the Consultant shall be directed to prepare and to deliver to each of the Company and Buyer a written report setting forth in reasonable detail the scope of required remediation and an estimate of the cost of completing such remediation. For the purposes of Section 6.9, "required remediation" shall mean any action necessary to (i) comply with any governmental order, (ii) comply with any Environmental Law effective at the Closing or (iii) eliminate a potential environmental liability which has the reasonable probability of ripening into with the passage of time the violation of any Environmental Law (the "Remediation Standard"), as applicable to the Facilities or the operation thereof by the Company as of the Closing Date.

         6.9.3. Within 60 days of completion of the Consultant's report referred to in Section 6.9.2, the Company shall engage a reliable environmental engineering firm reasonably acceptable to Buyer to perform any required remediation, as well as to remove any underground storage tanks on the properties which are leased from Related Entities and perform all required remediation in connection therewith. The Company and the Seller Representative shall use their respective best efforts to cause such required remediation to be completed on or before the Closing Date, and the Company shall bear all costs of such required remediation; Buyer may, in its sole discretion, authorize the Company to defer any portion of the required remediation which the Company and its contractors are unable to complete prior to Closing, in which case Seller shall cause the portion of the required remediation so deferred to be completed as promptly as practicable, but in no event later than 180 days following Closing, at the Company's sole expense (which may be satisfied from the Holdback Amount pursuant to the Escrow Agreement or from the funds held back by Buyer as set forth in Section 6.9.4). In the event of such deferral, Buyer will provide reasonable access to the Company and its agents to complete such remediation and shall otherwise reasonably cooperate at the Company's expense in such remediation. Buyer may monitor the performance of the required remediation and application of the Remediation Standard, and at its election may cause the Consultant to review the performance of the required remediation. If Buyer directs the Consultant to undertake such review, the required remediation shall be deemed completed only upon certification of its completion by the Consultant. If, however, there is a dispute as to the performance of the required remediation or the application of the Remediation Standard, any such dispute shall be settled by a mutually agreed-upon environmental expert not otherwise involved in the required remediation, whose determination shall be final and binding on the parties. The estimated costs of the required remediation not completed by Closing will be withheld and retained by Buyer outside of escrow. Notwithstanding the foregoing, by December 31, 1997, the Company will begin to cause the underground storage tanks located on property leased by the Company from Related Entities to be removed and any required remediation to be completed in connection therewith.

         6.9.4. The Holdback Amount shall secure, among other things, the completion by the Company of any required remediation which has not been resolved by the Closing Date pursuant to this Section 6.9. Upon the completion of the required remediation, certification of such completion by the Consultant or mutually agreed-upon third party expert, and payment by the Company of all expenses of such remediation and certification, all in accordance with the standards set forth in this Section 6.9, no further claims may be made against the Holdback Amount on account of the Company's obligations under this Section
6.9. However, if such required remediation has not been completed by the Company due to their failure to timely perform and to continue performance of required remediation, and so certified on or prior to the date which is no later than 180 days following the Closing Date, Buyer shall be entitled to engage its own environmental engineering firm to complete such required remediation, and to distribute such portion of the Holdback Amount as is necessary to pay the fees and costs of such firm, or other costs incurred, in completing such required remediation.

     6.10. Registration Rights.
           -------------------

           6.10.1. In the event that, at any time prior to the first anniversary of the Closing Date, Parent files a registration statement under the Securities Act covering shares of Parent Common Stock, other than a registration statement on Form S-4 or Form S-8, or a registration statement filed pursuant to "demand" or similar contractual registration rights of any other stockholders of Parent, then Company shall have the right to include in such registration statement (on a "piggyback" basis) any or all of its shares of Parent Common Stock on the same terms and conditions (including pro rata cutbacks) as all other selling stockholders in such registration, and to receive the benefit of any representations, indemnities, opinions or comfort letters given by the Parent (or its counsel or underwriters) to any underwriter in connection with such registration, provided, however, that if the managing underwriter or underwriters in the registered offering advise the Parent that the inclusion in the offering of shares of Parent Common Stock owned by the Company would have a Material Adverse Effect on the marketability or price of the offering, then the number of shares of Parent Common Stock to be included by the Company shall be reduced.

          6.10.2. Anything herein to the contrary notwithstanding, in the event that the Parent files a registration statement with respect to an underwritten public offering under the Securities Act in which any class of Parent Common Stock is offered, no Seller shall effect any public sale or distribution (except pursuant to said registration statement) of any of the shares of Parent Common Stock (which shares, for purposes of this Section 6.10.2, shall include any and all voting securities received by such Seller as a stock dividend, stock split or other recapitalization or similar distribution on or in respect of the shares of Parent Common Stock) or any of Parent's other equity securities, or of any securities convertible into or exchangeable for such securities, during the period following delivery of notice to Sellers which begins ten (10) days before the filing of such registration statement with the Securities and Exchange Commission and ending ninety (90) days after such registration statement has become effective or ten (10) days after it has been withdrawn. After January 4, 2001, this Section 6.10.2 shall cease to apply.

     6.11. Cooperation Regarding Dealerships Seller and the Company will
           ---------------------------------
cooperate with Buyer and use their reasonable best efforts to assist Buyer in obtaining the transfer of all dealerships and dealership agreements of the Company and each Related Entity, including any required due to change of control provisions.

     6.12. Use of Name and Telephone Numbers From and after Closing, upon filing
           ---------------------------------
of appropriate assumed name affidavits, Buyer will have the right to use all of the names used by the Company or variations thereof in its operation of the Business. Upon Closing, the Company shall assign to Buyer all of the telephone and facsimile numbers currently used in the Business.

     6.13. 1997 Tax Returns Seller will prepare or cause to be prepared,
           ----------------
executed and timely filed all income tax returns for the Company's fiscal year ended October 31, 1997. Buyer will provide access to books and records acquired from the Company to facilitate such preparation. In addition, as set forth elsewhere herein, David P. Lanoha will be responsible for any additional income taxes or assessments or claims asserted by any Tax authority and will fully indemnify the Company with respect thereto.

                                 ARTICLE VII.

                      CONDITIONS TO COMPANY'S OBLIGATIONS
                      -----------------------------------

     Except as otherwise provided herein, the obligations of the Company to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company.

     7.1. Representations, Warranties and Covenants All representations and
          -----------------------------------------
warranties of Buyer and Parent contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer and Parent shall have performed and satisfied all agreements and covenants required hereby to be performed by them prior to or on the Closing Date.

     7.2. No Proceedings, Litigation or Laws No Action by any governmental
          ----------------------------------
authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially damage Seller if the transactions contemplated hereunder are consummated. The waiting period under the HSR Act shall have expired or been terminated, and there shall not be any statute, rule or regulation that makes the purchase and sale of the Memberships, Business or the Assets contemplated hereby illegal or otherwise prohibited.

     7.3. Certificates Buyer and Parent shall furnish the Company with such
          ------------
certificates of their officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by the Company. The Company shall have received an opinion of Latham & Watkins in form reasonably satisfactory to Seller Representative.

     7.4. Other Conditions By October 31, 1997, (i) Jack Markle and Buyer shall
          ----------------
have both approved the form of his employment agreement in writing and (ii) Buyer's board of directors shall have approved the transactions contemplated by this Agreement; Buyer shall have delivered a letter from the agent bank for its revolving credit facility indicating that the transaction has been approved; and Buyer shall have completed its due diligence review and delivered notice to Seller that it is satisfied with its due diligence review of the Company. If the above conditions are not timely satisfied, then Seller shall have the option to terminate this Agreement.

     7.5. Consents All Permits and waivers necessary for the consummation by
          --------
Seller of the transactions contemplated hereby and required to be obtained by Buyer or Parent shall have been obtained.

     7.6. Other Transactions The Related Purchase Transactions shall have been
          ------------------
consummated.

                                 ARTICLE VIII

                       CONDITIONS TO BUYER'S OBLIGATIONS
                       ---------------------------------

     The obligations of Buyer to consummate the transactions provided for hereby are subject, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

     8.1. Representations, Warranties and Covenants All representations and
          -----------------------------------------
warranties of Seller and the Company contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller and the Company shall have performed and satisfied all agreements and covenants required hereby to be performed by them prior to or on the Closing Date.

     8.2. Consents All Permits and waivers necessary for the consummation by
          --------
Buyer and Parent of the transactions contemplated hereby and for the continued operation of the Business after the Closing (including, without limitation, all required waivers of Parent's lenders and all required waivers of the Company's vendors under supplier agreements other than as set forth on Schedule 8.2) shall have been obtained. Company will use its reasonable best efforts to obtain oral or written consents from customers as may be reasonably requested by Buyer to continue doing business with the Company from and after the date of this Agreement.

     8.3. No Proceedings or Litigation No Action by any governmental authority
          ----------------------------
or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer materially if the transactions contemplated hereby are consummated, including without limitation any Material Adverse Effect on the right or ability of the Company to own, operate, possess or transfer the Assets after the Closing. The waiting period under the HSR Act shall have expired or been terminated, and there shall not be any statute, rule or regulation that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

     8.4. Opinion of Counsel The Company shall have delivered to Buyer an
          ------------------
opinion of Graft, Thomson and Toedte, P.C., counsel to the Company and the Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, to the effect that:

          8.4.1. Incorporation Company has been duly formed and is validly
                 -------------
existing and in good standing under the laws of the State of Colorado and is in good standing as a foreign corporation in each state in which it owns or leases property or operates a Facility;

          8.4.2. Corporate Power and Authority The Company has the necessary
                 -----------------------------
corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and to own, lease and operate the Assets and its other properties and to conduct the Business as presently conducted;

          8.4.3. Action The execution, delivery and performance of this
                 ------
Agreement and the Ancillary Agreements to which the Company is a party have been duly authorized by all necessary action of the Company, and this Agreement and the Ancillary Agreements have been duly executed and delivered by the Company or the Seller, as applicable;

          8.4.4. Obligation of the Company or Seller This Agreement and each
                 -----------------------------------
Ancillary Agreement constitutes a legally valid and binding obligation of the Company or the Seller, as applicable, enforceable against the Company or the Seller in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity), (ii) limitations imposed by federal or applicable state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, or (iii) other customary limitations reasonably satisfactory to Buyer's counsel;

          8.4.5. No Breach Neither the execution and delivery of this Agreement
                 ---------
or the Ancillary Agreements by the Company or the Seller, as applicable, nor the consummation of the transactions contemplated hereby or thereby will (i) violate or conflict with any provision of the organizational documents of the Company, or of the charter documents or other organizational instrument of Seller that is not a natural person, (ii) breach, or cause a default under, any term or provision of any material contract listed on a schedule to such opinion to which contract the Company or the Seller is a party or by which the Assets are bound, or (iii) violate any judgment, decree, injunction, writ or order applicable to the Company or the Seller;

          8.4.6. No Permits Required No Permit of, or filing with, any
                 -------------------
governmental authority or, to the best knowledge of such counsel, any other person, is required for the execution and delivery of this Agreement or the Ancillary Agreements by the Company or the Seller, as applicable, or the consummation by the Company or the Seller of the transactions contemplated hereby or thereby, except as set forth in this Agreement or the schedules or exhibits hereto;

          8.4.7. No Actions Pending Except as set forth in this Agreement or the
                 ------------------
schedules hereto, to the best knowledge of such counsel, no Action is pending or threatened (i) against the Company or the Business, (ii) against any of the officers or directors of the Company as such, (iii) in which the Company is a plaintiff, or (iv) which questions the validity or legality of the transactions contemplated hereby;

          8.4.8. No Violation of Law To the best knowledge of such counsel,
                 -------------------
neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company or the Seller, as applicable, nor the consummation of the transactions contemplated hereby or thereby will violate or result in a failure to comply with any statute, law, ordinance, regulation, rule or order of any federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Company, the Seller or the Business; and, to the best knowledge of such counsel, the Company has all licenses, franchises and other authority required to conduct the Business as it is now being conducted;

          8.4.9. Title to Memberships The issued and outstanding units of the
                 --------------------
Company consists solely of the Memberships, all of which are owned of record and beneficially by the persons identified on a schedule attached to such opinion, free and clear of all Encumbrances. To the knowledge of such counsel, there are no outstanding warrants, options or other rights to acquire, or securities convertible into or exercisable or exchangeable for, units of the Company, nor any commitments or agreements by the Company to issue any such rights or securities or units.

          8.4.10. Other Opinions Such other opinions as any lender to Buyer may
                  --------------
reasonably request. In rendering such opinions, such counsel may rely as to factual matters upon certificates and assurances of public officials, Seller, and officers of the Company. In addition, such opinions may be subject to such additional qualifications and exceptions as are reasonably acceptable to counsel to Buyer.

          8.4.11. Schedules At or prior to Closing, the Company shall attach all
                  ---------
Schedules to this Agreement and the Buyer shall have the opportunity to review and approve such Schedules, such approval to not be unreasonably withheld. The Company will deliver all schedules within ten days after execution of this Agreement, and Buyer will have five days to disapprove such schedules, failing which they will be deemed a part of this Agreement.

     8.5. Certificates Seller and the Company shall furnish Buyer with such
          ------------
certificates of Seller, the officers of the Company and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

     8.6. Conveyancing Documents; Release of Encumbrances The Company shall have
          -----------------------------------------------
executed and delivered each of documents described in Section 3.2 hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets and the Company shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances which documents shall be in a form reasonably satisfactory to Buyer's counsel.

     8.7. Completion of Environmental Remediation The Company or its agents
          ---------------------------------------
shall have completed any "required remediation" or shall have approved any plan of remediation within the meaning of Section 6.9, subject to the procedures set forth in Section 6.9 with respect to the certification of such completion and the resolution of any disputes relating thereto.

     8.8. Tax Clearance Certificate The Company shall provide to Buyer with a
          -------------------------
clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

     8.9. Employment and Non-Competition Agreements Buyer or a subsidiary of
          -----------------------------------------
Buyer shall have entered into an Employment and Non-Competition Agreement with Mr. Lanoha, Mr. Markle and Mr. Bonnette in the forms attached.

     8.10 Release of Encumbrances The Company shall have filed (where necessary)
          -----------------------
and delivered to Buyer all documents necessary to release the Assets from all Encumbrances which documents shall be in a form reasonably satisfactory to Buyer's counsel.

     8.11. Board Approval The Board of Directors of Parent shall have approved
           --------------
the execution, delivery and performance of this Agreement.

     8.12. Documents. Buyer shall have received from the Company resolutions
           ---------
adopted by its manager approving this Agreement and the Ancillary Agreements to which it will be a party, and the transactions contemplated hereby and thereby.

     8.13. Schedules and Due Diligence Review Buyer and its Representatives
           ----------------------------------
shall be provided the opportunity to have conducted a due diligence review of the Company's Books and Records, Financial Statements, and other records and accounts of the Business, and Seller shall have delivered to Buyer all Schedules required by this Agreement. Buyer shall be satisfied in its sole discretion with its due diligence findings, and the contents of the Schedules; if Buyer is not so satisfied in its sole discretion, it may terminate this Agreement. The parties shall have drafted and agreed on any other agreement required pursuant to this Agreement to be executed at Closing.

     8.14. No Material Adverse Change There shall have been no material adverse
           --------------------------
change or development in the Company's business.

     8.15. Other Transactions The Related Purchase Transactions shall have been
           ------------------
consummated.

                                  ARTICLE IX

                      CONSENTS TO ASSIGNMENT; RISK OF LOSS
                      ------------------------------------

     9.1. Consents to Assignment Anything in this Agreement to the contrary
          ----------------------
notwithstanding, this Agreement shall not constitute an agreement to assign or to effect a change of control with respect to any Contract, lease, license, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or change of control thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment or change of control thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, the Company will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, lease, license, sales order, purchase order, claim or right including without limitation enforcement for the benefit of Buyer of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

     9.2. Risk of Loss. From the date hereof through the Closing, all risk of
          ------------
loss or damage to the property included in the Assets shall be borne by the Company, and thereafter shall be borne by Buyer. If any portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing, other than use, wear or loss in the ordinary course of the Business, the Company shall give written notice to Buyer as soon as practicable after discovery of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which the Company is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to the Company within ten (10) calendar days after receipt of the Company's notice or if there is not ten (10) calendar days prior to the Closing, as soon as practicable prior to the Closing, of (a) accepting such Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and to such indemnification for any uninsured portion of such loss pursuant to Section 10.4, and the full Purchase Price shall be paid for such Assets, (b) excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the parties or (c) terminating this Agreement in accordance with Section 11.1. If Buyer accepts such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Buyer without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to the Company.

                                  ARTICLE X.

                 ACTIONS BY SELLERS AND BUYER AFTER THE CLOSING
                 ----------------------------------------------

     10.1. Books and Records; Tax Examinations
           -----------------------------------


           10.1.1. Books and Records Each party agrees that it will cooperate
                   -----------------
with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose.

           10.1.2. Cooperation and Records Retention The Company and Buyer shall
                   ---------------------------------
(i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain for the period of all applicable statutes of limitation and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. This covenant will survive the Closing.

     10.2. Payment of Liabilities Following the Closing Date, the Company shall
           ----------------------
pay promptly when due all of the debts and liabilities of the Company relating to the Business, other than Assumed Liabilities, including without limitation any accounts payable not assumed by Buyer and any liability of the Company for Taxes.

     10.3. Survival of Representations, Etc All statements contained in any
           --------------------------------
certificate, schedule, exhibit, instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations, warranties, covenants and agreements of Seller, the Company, Parent and Buyer contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date, without regard to any investigation made by any of the parties hereto. All such representations and warranties and all claims and causes of action with respect thereto (other than the provisions of Sections 4.4, 4.17, 4.19, 4.22, and 4.23, representations and warranties giving rise to Uncapped Claims and this
Section 10.3, and all claims and causes of action with respect thereto) shall terminate upon expiration of three years after the Closing Date. The representations and warranties in Sections 4.4, 4.17, 4.19, 4.22, and 4.23 shall survive until the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

     10.4. Indemnifications
           ----------------

           10.4.1. By the Company and Seller.  The Company and Seller,
                   -------------------------
jointly and severally, shall indemnify, defend, save and hold harmless Buyer, its Affiliates, and its and their respective Representatives, from and against any and all uninsured claims, damages, costs, losses (including without limitation diminution in value), Taxes, liabilities, judgments, penalties, fines, obligations, lawsuits, deficiencies, demands and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up or remedial action), lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorneys' fees, experts' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty, or the inaccuracy of any representation or warranty, made by the Company or Seller in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by the Company or Seller in or pursuant to this Agreement; (iii) any liability arising under any Environmental Law on account of the conduct of the Company or Seller or prior owners or users of the Facilities or other persons, or on account of the operation of the Business or the Facilities, or related to any Environmental Condition existing, in each case on or at any time prior to the Closing Date;
(iv) any liability for Taxes in respect of taxable periods ending on or before October 31, 1997; (v) any Excluded Liability, or (vi) any other liability arising out of events prior to the Closing Date which has not been adequately reflected on the Effective Control Balance Sheet. Without limiting the generality of the foregoing, the indemnification provided herein, insofar as it relates to any Environmental Law or Environmental Condition, shall specifically cover costs incurred in connection with any investigation of site conditions (excepting the cost of the Environmental Assessments) or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision or by the provisions of Section 6.9 hereof. Damages (except under Sections 4.4, 4.17, 4.19, 4.22, and 4.23 or caused by the fraud of Seller or the Company) (collectively the "Uncapped Items") are limited by the terms of Article XII of this Agreement. Except with respect to the Uncapped Items for which there is no time limit and no monetary limit, the time and maximum aggregate dollar amount of any indemnity or other obligation of Seller or the Company under both this Agreement and all Related Purchase Agreements is limited to (and Seller shall not be responsible for damages in excess of) (i) for any claims made during the first full year after the Closing, $10,000,000, (ii) for any claims made during the second full year after the Closing, $8,000,000 and (iii) for any claims made during the third full year after the Closing, $5,000,000, except that indemnification obligations related to Environmental Conditions which become obligations of Buyer during the term of the lease of the applicable property or within fifteen years of the Closing, if sooner, and are demonstrated by Buyer on the basis of a preponderance of the evidence not to have been caused by Buyer shall not be subject to such time or monetary limitations, but shall be subject to an additional monetary limitation of $5,000,000 in excess of the amount initially placed in escrow pursuant to the Escrow Agreement. This indemnification obligation of up to $5,000,000 will continue to apply even after the three-year period of the escrow has ended, but will terminate upon any actual assignment by Buyer of the applicable lease to an unrelated third-party.

          10.4.2. By Parent and Buyer Parent and Buyer shall indemnify and save
                  -------------------
and hold harmless Seller, their Affiliates and their Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty, or the inaccuracy of any representation or warranty, made by Parent or Buyer in or pursuant to this Agreement; or (ii) any breach of any covenant or agreement made by Parent or Buyer in or pursuant to this Agreement, and (iii) any liability arising after November 1, 1997 arising out of or related to the Buyer's ownership or operation of the Business.

          10.4.3. Cooperation The indemnified party shall cooperate in all
                  -----------
reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

          10.4.4. Defense of Claims If a claim for Damages (a "Claim") is to be
                  -----------------
made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 10.4, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.4. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice (which shall be reasonably acceptable to the indemnified party) to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of both the indemnifying and the indemnified party, such consent not to be unreasonably withheld; provided, however, if the remediation or resolution of any such Claim will occur on or at any Facility or is reasonably expected to have a material adverse effect on the indemnified party's business operations, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such resolution, including without limitation to take control of the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, and to compromise or settle such Claim with the consent of the Indemnifying Party. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected with its consent pursuant to and in accordance with this Section

10.4 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

          10.4.5. Buyer's Right to Distribution of Holdback Amount Buyer and its
                  ------------------------------------------------
Affiliates and Representatives may at their election collect any amount due from the Company pursuant to Seller's indemnification obligations under this Section
10.4 by distribution of an applicable portion of the Holdback Amount in accordance with the terms of the Escrow Agreement.

          10.4.6. Limitations Neither Buyer or Parent on the one hand, nor
                  -----------
Seller on other hand, shall be liable to the other under this Section 10.4 for any Damages until the amount otherwise due the party, including amounts due under this Agreement and all Related Purchase Agreements, being indemnified, including all amounts due under this Agreement and all Ancillary Agreements, exceeds $100,000 in the aggregate, in which case such indemnifying party will be liable to the indemnified party for all such amounts in excess of the first $100,000. Notwithstanding the preceding sentence, this limitation shall not apply with respect to Damages arising out of a breach of a representation or warranty contained in Sections 4.4, 4.17, 4.19, 4.22, or 4.23 or giving rise to an Uncapped Claim due to fraud on the part of Seller.

          10.4.7. Liability and Remedies, etc Except as set forth below, no
                  ---------------------------
individual Representative of any party (other than Mr. Lanoha) shall be personally liable for any Damages under the provisions contained in this Section
10.4. Nothing herein shall relieve either party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement. The term "Damages" as used in this Section 10.4 is not limited to matters asserted by third parties against Seller or Buyer, but includes Damages incurred or sustained by an indemnified party in the absence of third party claims. Payments by an indemnified party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery.

          10.5. Further Action At and after the Closing, Seller shall take all
                --------------
actions reasonably necessary to effect the conveyance of the Memberships to Buyer free and clear of all Encumbrances and otherwise required by Buyer's lenders.

                                  ARTICLE XI.

                                 MISCELLANEOUS
                                 -------------

     11.1. Termination
           -----------

           11.1.1. Termination. This Agreement may be terminated at any time
                   -----------
prior to Closing:

               11.1.1.1. By mutual written consent of Buyer and the Seller Representative;

               11.1.1.2. By Seller as provided in Section 7.4, and, except as is provided in Section 7.4, by Buyer or the Company if the Closing shall not have occurred on or before January 31, 1998; provided, however, that this provision shall not be available to Buyer if the Company has the right to terminate this Agreement under Section 11.1.1.4, and this provision shall not be available to the Company if Buyer has the right to terminate this Agreement under Section 11.1.1.3;

               11.1.1.3. By Buyer if there is a material breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Seller or the Company pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date, provided that Buyer may not terminate this Agreement prior to the Closing if Seller or the Company have not had an adequate opportunity to cure such failure; or

               11.1.1.4. By the Company if there is a material breach of any representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by the Company) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date; provided that the Company may not terminate this
                              --------
Agreement prior to the Closing Date if Buyer has not had an adequate opportunity to cure such failure.

          11.1.2. In the Event of Termination In the event of termination of
                  ---------------------------
this Agreement:

               11.1.2.1. Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

     11.2. Assignment Neither this Agreement nor any of the rights or
           ----------
obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Parent or Buyer may, without such consent, assign all such rights to any lender as collateral security, and Buyer may assign all such rights and obligations to a wholly-owned subsidiary or subsidiaries of Parent or Buyer (or a partnership controlled by Parent or Buyer) which shall assume all obligations and liabilities of Buyer under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

     11.3. Notices All notices, requests, demands and other communications which
           -------
are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted with electronic confirmation of receipt; if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to Seller, Seller Representative, or to the Company:

          David P. Lanoha
          5215 Linden Court
          Littleton, CO  80121
          FAX: 303-220-0914

          with a copy to:

          Robert Graft, Esq.
          Graft, Thomson & Toedte, P.C.
          7430 East Caley Avenue
          Suite 300
          Englewood, CO  80111
          FAX:  303 773-9047

          If to Parent or Buyer, addressed to:

          Rental Service Corporation
          14505 N. Hayden Road, Suite 322
          Scottsdale, Arizona   85260
          Attention:  Chief Executive Officer
          FAX: 602-905-3400

          With a copy to:

          Elizabeth A. Blendell, Esq.
          Latham & Watkins
          633 West Fifth Street, Suite 4000
          Los Angeles, California  90071
          FAX:  213-891-8763

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     11.4. Choice of Law This Agreement shall be construed, interpreted and the
           -------------
rights of the parties determined in accordance with the laws of the State of Delaware (without reference to the choice of law provisions thereof), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     11.5. Entire Agreement; Amendments and Waivers This Agreement, together
           ----------------------------------------
with all exhibits and schedules hereto and the Ancillary Agreements, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     11.6. Multiple Counterparts This Agreement may be executed in one or more
           ---------------------
counterparts and by fax, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.7. Expenses Except as otherwise specified in this Agreement, each party
           --------
hereto shall pay its own legal, accounting, out of pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect (treating the Company as Seller for this purpose), except that the Company may pay all of its legal and accounting expenses incurred prior to September 22, 1997.

     11.8. Invalidity In the event that any one or more of the provisions
           ----------
contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     11.9. Titles The titles, captions or headings of the Articles, Sections and
           ------
subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.10. Publicity; Confidentiality None of Parent, Buyer, Seller, the
            --------------------------
Company or their respective Affiliates or Representatives shall issue any press release or make any public statement regarding, or disclose to any third party (except as required by law or legal process, and except to each party's lenders if such lenders so require) any of the terms of, the transactions contemplated hereby, without prior written approval of the other party, provided that Parent, Buyers, Seller and the Company may, if they mutually agree, issue or make an appropriate press release or public announcement after the Closing Date. Buyer and Parent will use reasonable efforts, consistent with their legal obligations, to consult with the Seller Representative regarding any proposed press release. In the event that this Agreement is terminated prior to Closing, Buyer agrees to return to Seller and the Company all correspondence and documents furnished by Seller or the Company's Representatives, and agrees not to disclose or use for its own purposes any confidential or proprietary information of the Company that has been furnished to it by Seller or the Company's Representatives.

     11.11. Remedies All rights and remedies of the parties hereto are set forth
           --------
specifically in this Agreement and the attachments hereto.

     11.12. Arbitration Any controversy arising after the Closing out of or
            -----------
relating to this Agreement (including, without limitation, pursuant to Section 10.4, but excluding for purposes of this Section 11.12, the employment and non-competition agreements attached as Exhibits hereto), or relating to the breach hereof, shall be settled by arbitration in Denver, Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (except as otherwise expressly provided in this Agreement), except that disputes related to the preparation of financial statements shall be arbitrated by a mutually agreeable Big 6 accounting firm. The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s). The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement.

     11.13. Seller Representative
            ---------------------

            11.13.1. David P. Lanoha shall also perform the role of "Seller Representative" hereunder and of Representative under the Escrow Agreement. In the event of the resignation, death or incapacity of Seller Representative, his successor shall be appointed within 14 days of his death or incapacity by the Company, and such successor must be acceptable to Buyer. If the Seller fail to appoint a successor within such 21-day period, then Buyer shall have the right to appoint the successor from among the Seller. The choice of a successor Seller Representative appointed in any manner permitted above shall be final and binding. The decisions and actions of any successor Seller Representative shall be, for all purposes, those of Seller Representative as if originally named herein.

            11.13.2. The incapacity of Seller shall not terminate the authority and agency of the Seller Representative.

                                 ARTICLE XII.

                               SPECIAL PROVISIONS
                               ------------------

     12.1. These special provisions shall control where inconsistent with any other term or provision of this Agreement and these special provisions are a material inducement to Seller to enter into this Contract.

     12.2. The Buyer acknowledges that the Company has made no representations, warranties, covenants or agreements or provided other inducements that are not specifically set forth in this Agreement or the Ancillary Agreements and the documents related to the asset purchases from the Related Entities. The Buyer has been provided open and complete access to all books, records, facilities, equipment, rolling stock, furniture, fixtures, inventory, books, tax returns, records, minute books, contracts and other data relating to the Company, its facilities, assets, real property and other tangible and intangible assets.

          12.2.1. For purposes of this Agreement, "fraud" shall mean (i) judicial finding of fraud from which all appeals have been exhausted or have expired, (ii) an arbitrator's finding of fraud from which all appeals have bee exhausted or have expired, or (iii) the parties have mutually agreed in writing as to the existence of fraud.

          IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

ZUNI RENTAL ENTERPRISES, L.L.C.             RSC ACQUISITION CORP.
("Company")                                 ("Buyer")

By: /s/ David P. Lanoha                     By: /s/ Martin R. Reid
    ------------------------                    ------------------------------
Name: David P. Lanoha                       Name: Martin R. Reid
Its: Managing Member                        Its: Chief Executive Officer

DAVID P. LANOHA                             RENTAL SERVICE CORPORATION
("Seller")                                  ("Parent")

                                            By: /s/ Martin R. Reid
                                                ------------------------------
/s/ David P. Lanoha                         Name: Martin R. Reid
----------------------------                Its: Chief Executive Officer
  David P. Lanoha